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                     US SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

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NOTIFICATION OF LATE FILING                   SEC FILE NUMBER
                                                   1-258
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     (Check One):                              CUSIP NUMBER
                                               466154 20 8
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[ x ] Form 10-K and Form 10-KSB    [ ] Form 20-F  [  ] Form 11-K
[   ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

     For Period Ended:__________________________________________________________

     [   ]  Transition Report on Form 10-K
     [   ]  Transition Report on Form 20-F
     [   ]  Transition Report on Form 11-K
     [   ]  Transition Report on Form 10-Q
     [   ]  Transition Report on Form N-SAR
            For the Transition Period Ended
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 Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________
________________________________________________________________________________

Part I -- Registrant Information
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     Full Name of Registrant    JG Industries, Inc.

     Former Name if Applicable
     ___________________________________________________________________________

    Address of Principal Executive Office (Street and Number)
    5630 West Belmont Avenue; Chicago, Illinois 60634
    ____________________________________________________________________________
          City, State and Zip Code
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Part II -- Rules 12b-25 (b) and (c)
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If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [(P)23,047], the following should be completed. (Check box if appropriate)

     (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day
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following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release No. 34-26589 ((P)72,435), effective April 12, 1989, 54 F.R. 10306.]
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Part III -- Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. [Amended in Release No. 34-26589 ((P)72,435), effective April 12, 1989, 54 F.R. 10306; and Release No.
34-30968 ((P)72,439), effective August 13, 1992, 57 FR 36442.]

The Registrant's annual report on Form 10-K cannot be filed within the prescribed time due to the unexpected resignation of the Registrant's senior internal accountant. The Registrant intends to file its fiscal 1997 Form 10-K with the Commission on or before the 15th calendar date following the prescribed due date.
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Part IV -- Other Information
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     (1) Name and telephone number of person to contact in regard to this notification

       Jude M. Sullivan       (312)                           558-5184
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          (Name)           (Area Code)                   (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is no, identify report(s).

                                                          [ x ]  Yes    [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                                         [   ]  Yes    [ x ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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JG Industries, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  4/25/97             By: /s/ Clarence Farrar, President
       ------------------      -------------------------------------------------
                               Clarence Farrar

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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